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DISTRICT COURT, COUNTY OF BOULDER, STATE OF COLORADO

CASE NO. 94CV1347 Div. 3.

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VERIFIED CLASS ACTION AND DERIVATIVE ACTION COMPLAINT AND JURY DEMAND
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BRUCE LIVERGOOD on Behalf of himself and all others Similarly Situated, and
Derivatively on Behalf of Synergen, a Delaware Corporation

Plaintiff,

v.

SYNERGEN, INC., AMGEN, INC., ROBERT F. HENDRICKSEN, GREGORY B. ABBOTT, LARRY SOLL, ROBERT C. THOMPSON, DAVID I. HIRSH, ARTHUR HAYS JR., KENNETH J. COLLINS, BARRY MAC TAGGART, GLENN S. UTT JR.

and

SYNERGEN, INC., a Delaware Corporation, a Nominal Defendant

Defendants.
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        Plaintiff, by and through his attorneys, hereby complains and alleges as follows:

                                 I.  PARTIES
                                     -------

        1. Plaintiff Bruce Livergood is and was at the time of the commission of the wrongful acts complained of herein a shareholder of Synergen inc. [sic] On May 31, 1990, plaintiff purchased 8,000 shares of defendant Synergen, Inc. ("Synergen") at the price of $13.50 per share. Mr. Livergood has held these shares continuously since that date. Plaintiff brings this action derivitively [sic] on behalf of and for the benefit of Synergen (or it's [sic] successor), named as a nominal defendant herein as a class action for the other minority shareholders of Synergen.


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        2.  Defendant Synergen is a Delaware corporation with its principal place of business in Boulder, Colorado. Synergen is a biopharmaceutical company engaged in the discovery, development and manufacture of protein-based pharmaceuticals.

        3. Defendant Amgen, Inc. is a corporation with its principal place of business in Thousand Oaks, California. Amgen, the world's largest biotechnical company, discovers, develops, manufactures and markets human therapeutics based upon advanced cellular and molecular biology.

        4. Defendant Larry Soll is at all times relevant hereto, the Chairman of the Board and Chief Executive Officer of Synergen.

        5. Defendants Robert F. Hendricksen, Gregory B. Abbott, Robert C. Thompson, David I. Hirsh, Arthur Hays, Jr., Kenneth J. Collins, Barry Mac Taggart and Glenn S. Utt, Jr. are at all times relevant hereto, officers and\or directors of Synergen.

        6. The defendants referenced in paragraphs 4 and 5 above will be referred to collectively herein as the "Individual Defendants."

        7. Because of the Individual Defendants' positions with Synergen as officers and directors, said individuals are in a fiduciary relationship with plaintiffs and other public stockholders of Synergen and owe plaintiffs and other members of the Class the highest obligations of fidelity, good faith, prudence, fair dealing, and full, candid and adequate disclosure.

                 II.  CLASS ACTION AND DERIVATIVE ALLEGATIONS
                      ---------------------------------------


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        8.  Plaintiffs bring all claims herein as class claims and or derivative claims pursuant to Rules 23 and 23.1 of the Colorado Rules of Civil Procedure. The requirements of subparts 23(a) and (b)(1), (b)(2) and (b)(3) are met with respect to the class defined below.

        9. The class consists of all Synergen securities holders or their successors in interest. Excluded from the class are the named defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

        10. Synergen is a publicly traded company with about 25.9 million shares outstanding. The members of the class are so numerous that joinder of all members is impracticable. The exact number of class members can be determined by appropriate discovery.

        11. There are common questions of law which predominate over questions affecting any individual class members, including the following:

                a. Whether defendants have engaged in conduct constituting unfair dealings to the detriment of the class;

                b.  Whether the transaction is grossly unfair to the class;

                c. Whether the transaction is unlawful or fraudulent regarding the class;

                d.  Whether defendants are engaging in self-dealing;

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                e.  Whether plaintiff and the class would be irreparably damaged were the transactions complained of consummated; and

                f. Whether defendants have breached or aided and abetted the breach of a fiduciary duty and other common law duties owed by them to plaintiffs and other members of the class.

        12. The prerequisites to maintaining a class action for injunctive relief exist:

                a. If injunctive relief is not granted, great harm and irreparable injury to plaintiffs and the members of the class will continue.

                b. Plaintiff and the members of the class have no adequate remedy at law for the injuries which are threatened, in that absent action from this court, a proposed transaction may be consummated to the detriment of the class members.

        13. Plaintiff has the same interests in this matter as all other members of the class, and their [sic] claims are typical of all members of the class.

14. Plaintiff is committed to pursuing this action and have [sic] retained competent counsel experienced in class action litigation. Plaintiff will fairly and adequately represent the interests of the class members.

        15. The prosecution of separate actions by members of the class would create a risk of establishing incompatible standards


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of conduct for the defendants -- for example, one court might decide that defendants' actions were a breach of fiduciary duty, whereas another court might decide that those same actions were not. Individual actions may, as a practical matter, be dispositive of the interests of the class.

     16. Defendants' actions are generally applicable to the class as a whole, and plaintiff seeks, inter alia, equitable remedies with respect to the class as a whole.

     17. The common questions of law and fact enumerated above predominate over questions affecting only individual members of the class, and a class action is the superior method for fair and efficient adjudication of the controversy. The likelihood that individual members of the class will prosecute separate actions is remote due to the time and expense necessary to conduct such litigation. To plaintiff's knowledge, no similar litigation is currently pending by other members of the class. Plaintiff's counsel, highly experienced in class actions, foresee little difficulty in the management of this case as a class action.

     18. Plaintiff has made no attempt to obtain the action sought in this lawsuit though a demand upon the Board of Directors in that the proposed transaction has already been approved by the Board of Directors of Synergen and any demand would therefor be futile.

                          III.  GENERAL ALLEGATIONS
                                -------------------
     19. In late 1992, Synergen was engaged in the development of a drug called Antril. Antril was an interleukin-1 receptor

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antagonist (IL-1ra) intended for use in the treatment of sepsis.  In reliance upon several public statements concerning the viability of Antril, stock rose as high as $65.372 per share.

     20. On February 22, 1993, Synergen announced that, contrary to previous publicity, Antril's benefits were limited to only patients who had the highest risk of death from sepsis. Due to that news, Synergen stock plummeted to $13.50 per share, a 67% drop in price.

     21. Worse yet, on July 19, 1994, Synergen announced another failure of Antril. Previously believed to aid mortally ill patients; "double blind" tests of Antril showed little or no improvement upon patients who were administered a placebo. Stock in Synergen dipped to $4.50 per share. At that time, defendant Abbott declared Synergen a "good candidate for a merger."

     22. At the same time, Antril was by no means Synergen's only product. Synergen was also conducting clinical trials for a drug called Ciliary Neurotrophic Factor ("CNTF"), a possible cure for Lou Gehrig's disease. The possibilities of success of CNTF are hopeful.

     23. In addition to its interest in CNTF, Amgen has stated that it is "particularly enthusiastic" about Glial Derived Neutrophic [sic] Factor ("GDNF"), which is in development as a cure for Parkinson's disease. Synergen is actively engaged in the development of this product.

     24. Synergen also possesses some $120 million in cash, and a manufacturing plant in Boulder, Colorado worth at least $45


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million. With a reduced work force, the possibilities of Synergen's recovery are good.

     25. On November 18, 1994, Amgen agreed to buy Synergen for the sum of $251 million, or $9.25 per share. The sum represents one-eighth of Synergen's peak share price. The deal is valued at approximately $250 million, despite the fact that Synergen's hard assets alone as of September 30, 1994 were valued at approximately $180 million, and Synergen possesses tax loss carry-forwards of approximately $200 million. Amgen will commence a cash tender offer for Synergen no later than November 29, 1994, and the transaction is expected to be concluded by December 31, 1994 (the "Proposed acquisition").

     26. The defendants' failure to reveal material facts regarding Synergen's financial status, and the true prospects and/or status regarding GDNF, Tumor Necrosis Factor Binding Protein ("TNFbp") and CNTF which is in phase three clinical trails [sic] with the results to be announced in the upcoming quarter, would result in grossly inadequate consideration being paid to class members in the Proposed Acquisition. As a result of the defendants' fraudulent nondisclosures, the Proposed Acquisition price would be unconscionable, unfair and grossly inadequate for the following reasons:

          (a) the intrinsic value of Synergen's common stock is materially in excess of the amount offered for those securities in the Proposed Acquisition giving due consideration to: (i) the value of those drugs currently in Synergen's "pipeline"; and (ii)


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Synergen's present and projected net asset value, and tax benefits; potential revenue and earnings.

          (b) the consideration agreed upon did not result from an appropriate consideration of the value of Synergen because the Individual Defendants approved the Proposed Acquisition on the terms set forth in the Agreement without adopting proper procedures for Synergen's value to be accurately ascertained through open bidding or at least a "market check" mechanism.

     27. The Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value and have, instead, agreed to the definitive agreement which will only serve to inhibit the maximization of shareholder value. Synergen's stockholders will have no effective option other than to accept the unfair terms proposed in the Acquisition agreement.

     28.  The provisions of C.R.S. Section 7-113-102, Section 7-113-103, and
Section 7-113-201 et. seq. are inapplicable to this action because the proposed merger is unlawful or fraudulent with regard to the class.

              FIRST CLAIM FOR RELIEF (BREACH OF FIDUCIARY DUTY)
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     29.  The General Allegations are incorporated herein by this reference.

     30. Synergen and the individual defendants, by virtue of their positions over the plaintiff class, have a duty of fidelity, good faith, prudence, fair dealing, and full disclosure.


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        31.  The Defendants, aided and abetted by Amgen, have violated their fiduciary duties to Synergen and its public stockholders in that they have failed to maximize stockholder value by failing to reveal material information regarding certain drugs in Synergen's pipeline, failing to apprise the market of the real benefits of Synergen's tax loss carry-forwards, failing to actively pursue the acquisition of Synergen by other companies or conducting an adequate market check and otherwise failing to take other steps to protect the interests of the class.

        32. As a result of defendants' breach of fiduciary duty, plaintiffs have suffered damages which will be proved at trial.

                  SECOND CLAIM FOR RELIEF (FRAUD BY OMISSION)
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        33.  The General Allegations are incorporated herein by this reference.

        34. Defendants had a duty to disclose the true prospects for GDNF, CTNF, TNFbp and certain other drugs in Synergen's "pipeline," as well as the true economic and tax benefits to be derived by Amgen as a result of the Proposed Acquisition, all of which were material facts in relation to the transaction.

        35. Defendants failed to disclose the facts with the intent of creating a false impression of the actual facts in the minds of the plaintiff class.

        36. Defendants failed to disclose the facts with the intent that the plaintiff class would take a course of action they otherwise would not have taken, that is, refused to accept the tendered merger price.



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     37.  While the plaintiff class has not approved the merger, it may do so, relying upon facts and impressions which are inaccurate.

     38.  The plaintiff class's reliance upon the misimpression is justified.

     39. As a result of the plaintiff class's reliance, the plaintiff class will suffer damages, which will be proved at trial.

                     THIRD CLAIM FOR RELIEF (INJUNCTION)
                     -----------------------------------

     40.  The General Allegations are incorporated herein by this reference.

     41. Plaintiff class is entitled to an injunction, both preliminarily and permanently enjoining the Acquisition of Synergen by Amgen.

     42. The plaintiff class has no adequate remedy at law and will suffer irreparable damage unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

     WHEREFORE, plaintiff prays for the following relief:

     1. That the court certify this action as a class action pursuant to Rule 23 and\or Rule 23.1 of the Colorado Rules of Civil Procedure.

     2. That the court issue an injunction both preliminarily and permanently enjoining the consummation of the Proposed Acquisition of Synergen by Amgen.


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     3.  Alternatively, that the court award the plaintiff class compensatory and punitive damages which will be proved at trial.

     4. That the court award cost disbursements, attorney fees, and such other relief as the court deems just and equitable.

          PLAINTIFFS REQUEST TRIAL TO A JURY ON ALL ISSUES.








     Respectfully submitted this 23rd day of November, 1994.

                               DYER DONNELLY & LILLEY



                               By /s/ F. James Donnelly
                                 ---------------------------------
                                 F. James Donnelly #12243
                                 825 Logan Street
                                 Denver, CO 80203-3114
                                 (303) 861-3003

                               LAW OFFICES OF JOSEPH E. WEISS
                               319 Fifth Avenue
                               New York, NY 10016
                               (212) 532-4171

                               William S. Lerach, Esq.
                               MILBERG WEISS BERSHAD HYNES
                                 & LERACH
                               600 West Broadway, Suite 1800
                               San Diego, CA 92101-5050
                               (619) 231-1058

                               ATTORNEYS FOR PLAINTIFFS



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DISTRICT COURT, COUNTY OF BOULDER, STATE OF COLORADO

CASE NO.
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VERIFICATION
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BRUCE LIVERGOOD on Behalf of Himself and all others Similarly Situated, and
Derivatively on Behalf of Synergen, a Delaware Corporation

Plaintiff,

v.

SYNERGEN, INC., AMGEN, INC., ROBERT F. HENDRICKSEN, GREGORY B. ABBOTT, LARRY SOLL, ROBERT C. THOMPSON, DAVID I. HIRSH, ARTHUR HAYS, JR., KENNETH J. COLLINS, BARRY MAC TAGGART, GLENN S. UTT JR.

and

SYNERGEN, INC., a Delaware Corporation, A Nominal Defendant

Defendants.
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        F. James Donnelly hereby states and deposes as follows:

        1.  I am one of the Plaintiff's attorneys in this case.

        2. I have read the Verified Class Action and Derivative Action Complaint and Jury Demand and have along with my co-counsel investigated the facts alleged therein.

        3. Upon information and belief all factual allegations stated are true and correct.
                                                     /s/ F. JAMES DONNELLY
                                                    --------------------------
Dated: Nov. 23, 1994                                     F. James Donnelly

STATE OF COLORADO  )
                   )   ss.
COUNTY OF DENVER   )

Subscribed and sworn to this 23rd day of November, 1994 by F. James Donnelly.

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Witness my hand and official seal. My commission expires         .



                                      /s/  CARRIE J. GORDON
                                      ----------------------------
                                      Notary Public